Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated March 7, 2007
Registration No. 333-54610
Pricing Term Sheet
March 7, 2007
INTUIT INC.
Pricing Term Sheet
Fixed Rate Senior Notes due March 15, 2012

Issuer:	Intuit Inc.
Size:	$500,000,000
Security Type:	Senior Notes
Maturity:	March 15, 2012
Coupon:	5.400%
Price:	99.995% of face amount
Yield to maturity:	5.401%
Spread to Benchmark Treasury:	0.97%
Benchmark Treasury:	4.625% due February 29, 2012
Benchmark Treasury Price and Yield:	100-27+ 4.431%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2007
Make-Whole Premium:	At any time at a discount rate of Treasury plus 15 basis points
Settlement:	T+3; March 12, 2007
Joint Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Joint Lead Manager:	Morgan Stanley & Co. Incorporated
Co-Managers:	Banc of America Securities LLC
BNP Paribas Securities Corp.
Scotia Capital (USA) Inc.
KeyBanc Capital Markets, A Division of McDonald
Investments Inc.
Piper Jaffray & Co.
Wachovia Capital Markets, LLC

INTUIT INC.
Pricing Term Sheet
Fixed Rate Senior Notes due March 15, 2017

Issuer:	Intuit Inc.
Size:	$500,000,000
Security Type:	Senior Notes
Maturity:	March 15, 2017
Coupon:	5.750%
Price:	99.556% of face amount
Yield to maturity:	5.809%
Spread to Benchmark Treasury:	1.32%
Benchmark Treasury:	4.625% due February 15, 2017
Benchmark Treasury Price and Yield:	101-02+ 4.489%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2007
Make-Whole Premium:	At any time at a discount rate of Treasury plus 20 basis points
Settlement:	T+3; March 12, 2007
Joint Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Joint Lead Manager:	Morgan Stanley & Co. Incorporated
Co-Managers:	Banc of America Securities LLC
BNP Paribas Securities Corp.
Scotia Capital (USA) Inc.
KeyBanc Capital Markets, A Division of McDonald
Investments Inc.
Piper Jaffray & Co.
Wachovia Capital Markets, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Citigroup Global Markets Inc. at 877-858-5407 and (2) J.P. Morgan Securities Inc. at 212-834-4533.